UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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Athersys, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On February 21, 2013, Athersys, Inc. released the following press release in connection with its solicitation of proxies for its special meeting of stockholders to be reconvened on February 28, 2013:

Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:
President and Chief Operating Officer	Lisa M. Wilson
Tel: (216) 431-9900	In-Site Communications
bjlehmann@athersys.com	Tel: (917) 543-9932
lwilson@insitecony.com

Athersys Announces Adjournment of Special Meeting Date

Special Meeting to be Reconvened Thursday, February 28, 2013

CLEVELAND, February 21, 2013 – Athersys, Inc. (NASDAQ: ATHX) announced today that it has adjourned its special meeting of stockholders scheduled for 9:00 a.m. Eastern Time today, February 21, 2013, until 9:00 a.m. Eastern Time on Thursday, February 28, 2013, in order to ensure a quorum exists and to solicit additional proxies for a warrant exercise price adjustment proposal to approve the adjustment of the exercise price of the Company’s March 2012 warrants from $2.07 per share to $1.01 per share.

The only proposal submitted for the stockholders’ consideration at the special meeting, prior to its adjournment, was the proposal to adjourn the special meeting to a later date to allow the Company to ensure a quorum exists and to solicit additional proxies for the warrant exercise price adjustment proposal described above, which was approved at the special meeting.

To conduct business at the reconvened special meeting, a quorum, consisting of at least a majority of the shares of common stock outstanding as of the record date, will be required. As of the record date of January 23, 2013, which will not change for the reconvened special meeting, 53,058,632 shares of common stock were outstanding. The Company’s Board of Directors has recommended that Company stockholders vote “FOR” the proposal.

The special meeting will reconvene on Thursday, February 28, 2013, at 9:00 a.m. Eastern Time at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, City View Room. Valid proxies submitted by Company stockholders in connection with the February 21 meeting will continue to be valid for purposes of the reconvened special meeting.

Athersys stockholders are encouraged to read the definitive proxy statement dated January 24, 2013, which includes a comprehensive review of the warrant exercise price adjustment proposal.

How to Vote Your Shares

The Company urges all stockholders to vote as soon as possible:

•	By Phone: Call toll-free 1-800-652-VOTE (8683) and have your control number as listed on the voting instruction form ready and follow the simple instructions;

•

Over the Internet: stockholders may also cast their votes on the internet at www.investorvote.com/ATHX as long as they know their proxy control number on their notice of internet availability or proxy card;

•	Through their Stockbroker: stockholders may also contact their stockbrokers for help with casting their votes;

•	By Mail: stockholders may vote by mailing in the proxy card they received with their definitive proxy statement; or

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In Person: stockholders may vote by attending the special meeting in person on Thursday, February 28, 2013 at 9:00 a.m. Eastern Time at the offices Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, City View Room.

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Votes submitted by phone or over the internet must be received by 11:59 p.m. Eastern Time on February 27, 2013. Please note that voting by phone or internet may require that you have your proxy control number available. This number is printed on the notice of internet availability of proxy materials or proxy card mailed to you.

Additional Information

The discussion in this press release of the Company’s proposal to adjust the exercise price of the March 2012 warrants is qualified in its entirety by the description of the proposal contained in the Company’s definitive proxy statement, which was filed with the Securities and Exchange Commission (SEC) on January 24, 2013. BEFORE VOTING, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, SPECIFICALLY INCLUDING THE DESCRIPTION OF THE WARRANT EXERCISE PRICE ADJUSTMENT PROPOSAL CONTAINED THEREIN. The definitive proxy statement is available free of charge at www.sec.gov. In addition, investors and stockholders can obtain free copies of the definitive proxy statement by contacting Athersys at Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary, or at http://ir.athersys.com/annuals.cfm.

About Athersys

Athersys is a clinical stage biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product platform for disease indications in the cardiovascular, neurological, inflammatory and immune disease areas. The Company currently has several clinical stage programs involving MultiStem, including for treating inflammatory bowel disease, ischemic stroke, damage caused by myocardial infarction, and for the prevention of graft versus host disease. Athersys has also developed a diverse portfolio that includes other technologies and product development opportunities, and has forged strategic partnerships and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products.

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